SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC  20549


                               SCHEDULE 13G
                              (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)

                         software.net Corporation
                             (Name of Issuer)

                      Common Stock, $0.001 par value
                      (Title of Class of Securities)

                                 83403E108
                              (CUSIP Number)

                            September 28, 1998
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
          [ ]     Rule 13d-1(b)
          [X]     Rule 13d-1(c)
          [ ]     Rule 13d-1(d)

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83403E108                13G                      Page 2 of 19 Pages
-------------------                                         ------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Capital Investors, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                                0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER               1,928,694 shares
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                           0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER          1,928,694 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,928,694 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.3%

 12.  TYPE OF REPORTING PERSON*
      CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                      Page 3 of 19 Pages
-------------------                                         ------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                                  0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 1,316,964 shares
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                             0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            1,316,964 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,316,964 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.0%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                      Page 4 of 19 Pages
-------------------                                         ------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Retail Capital Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                                  0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 1,236,579 shares
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                             0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            1,236,579 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,236,579 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      4.7%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                      Page 5 of 19 Pages
-------------------                                         ------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                                  0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 1,236,579 shares
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                             0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            1,236,579 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,236,579 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      4.7%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                      Page 6 of 19 Pages
-------------------                                         ------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Associates, LP

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                                  0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   505,314 shares
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                             0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              505,314 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      505,314 Shares

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.9%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                      Page 7 of 19 Pages
-------------------                                         ------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                                0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 505,314 shares
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                           0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            505,314 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      505,314 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.9%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                      Page 8 of 19 Pages
-------------------                                         ------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                                0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 368,475 shares
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                           0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            368,475 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      368,475 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.4%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                      Page 9 of 19 Pages
-------------------                                         ------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners - A, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                                0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 136,839 shares
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                           0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            136,839 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      136,839 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.5%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                     Page 10 of 19 Pages
-------------------                                        -------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GRP Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                                0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  80,385 shares
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                           0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             80,385 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      80,385 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.3%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                     Page 11 of 19 Pages
-------------------                                        -------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ LBO Plans Management Corporation

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                                0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  21,282 shares
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                           0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             21,282 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      21,282 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.1%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                     Page 12 of 19 Pages
-------------------                                        -------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ First ESC, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                                0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  21,282 shares
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                           0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             21,282 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      21,282 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.1%

 12.  TYPE OF REPORTING PERSON*
      PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                     Page 13 of 19 Pages
-------------------                                        -------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners Funding, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                                0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  85,134 shares
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                           0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             85,134 shares

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      85,134 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.3%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 83403E108                13G                     Page 14 of 19 Pages
-------------------                                        -------------------

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Linda Fayne Levinson

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

         NUMBER OF      5.  SOLE VOTING POWER                    10,000 shares
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                              0
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER               10,000 shares
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER                         0

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      10,000 Shares

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.04%

 12.  TYPE OF REPORTING PERSON*
      IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a).  Name of Issuer:

            software.net Corporation (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            3031 Tisch Way
            Suite 900
            San Jose, California 95128

Item 2(a).  Name of Person Filing:

            This statement is filed on behalf of the persons identified in
Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            The business address for Global Retail Partners, L.P. is 2121 Avenue of the Stars, Los Angeles, CA 90067. The business address of each of DLJ Capital Investors, Inc., DLJ Diversified Partners, Inc., DLJ Diversified Associates, LP, Global Retail Partners, Inc., Retail Capital Partners, L.P., DLJ LBO Plans Management Corporation, DLJ Diversified Partners, L.P., DLJ Diversified Partners -A, L.P., GRP Partners, L.P., DLJ First ESC, L.P., Global Retail Partners Funding, Inc. is 277 Park Avenue, New York, NY 10172. The business address for Linda Fayne Levinson is 2121 Avenue of the Stars, Los Angeles, CA 90067.

Item 2(c).  Citizenship:

            Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States except as noted below.

Item 2(d).  Title of Class of Securities:

            This statement relates to the Company's Common Stock, par value $0.001 per share (the "Common Stock").

Item 2(e).  CUSIP Number:

            83403E108

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                Act;

        (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

        (e) [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4. Ownership.

        The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below.

                                             (a) Amount
                                            Beneficially         (b) Percent
                                           Owned (Shares):       of Class (1)

DLJ Capital Investors, Inc. (7)                1,928,694             7.3%
Global Retail Partners, Inc. (2), (5)          1,316,964             5.0%
Retail Capital Partners, L.P. (2)              1,236,579             4.7%
Global Retail Partners, L.P. (2)               1,236,579             4.7%
DLJ Diversified Associates, LP (3), (4)          505,314             1.9%
DLJ Diversified Partners, Inc. (3), (4)          505,314             1.9%
DLJ Diversified Partners, L.P. (3)               368,475             1.4%
DLJ Diversified Partners - A, L.P. (4)           136,839             0.5%
GRP Partners, L.P. (5)                            80,385             0.3%
DLJ LBO Plans Management Corporation (6)          21,282             0.1%
DLJ First ESC, L.P. (6)                           21,282             0.1%
Global Retail Partners Funding, Inc.              85,134             0.3%
Linda Fayne Levinson (8)                          10,000             0.04%

(1) Based on 26,546,452 shares outstanding in Company's prospectus dated June 17, 1998.
(2) The general partner of Global Retail Partners, L.P. is Retail Capital Partners, L.P. and the managing general partner of Global Retail Partners, L.P. is Global Retail Partners, Inc.
(3) The managing general partner of DLJ Diversified Partners, L.P. is DLJ Diversified Partners, Inc. and the associate general partner DLJ Diversified Partners, L.P. is DLJ Diversified Associates, LP.
(4) The managing general partner of DLJ Diversified Partners -A, L.P. is DLJ Diversified Partners, Inc. and the associate general partner of DLJ Diversified Partners -A, L.P. is DLJ Diversified Associates, L.P.
(5) The managing general partner of GRP Partners, L.P. is Global Retail Partners, Inc.
(6) DLJ LBO Plans Management Corporation is the managing general partners of DLJ First ESC, L.P.
(7) Includes shares of Common Stock beneficially owned by Global Retail Partners, L.P., DLJ Diversified Partners, L.P., DLJ Diversified Partners -A, L.P., GRP Partners, L.P., DLJ First ESC, L.P. and Global Retail Partners Funding, Inc.
(8) Represents options to purchase 10,000 shares of Common Stock held by Linda Fayne Levinson who is a principal of Global Retail Partners, L.P. and a director of the Company.


(c) Number of shares as to which such person has:
                                         (i) Sole       (ii) Shared      (iii) Sole power      (iv) Shared
                                       power to vote    power to vote    to dispose or to    power to dispose
                                       or to direct     or to direct        direct the       or to direct the
                                         the vote         the vote        disposition of      disposition of
DLJ Capital Investors, Inc.                     0        1,928,694                   0           1,928,694
Global Retail Partners, Inc.                    0        1,136,964                   0           1,136,964
Retail Capital Partners, L.P.                   0        1,236,579                   0           1,236,579
Global Retail Partners, L.P.                    0        1,236,579                   0           1,236,579
DLJ Diversified Associates, LP                  0          505,314                   0             505,314
DLJ Diversified Partners, Inc.                  0          505,314                   0             505,314
DLJ Diversified Partners, L.P.                  0          368,475                   0             368,475
DLJ Diversified Partners - A, L.P.              0          136,839                   0             136,839
GRP Partners, L.P.                              0           80,385                   0              80,385
DLJ LBO Plans Management Corporation            0           21,282                   0              21,282
DLJ First ESC, L.P.                             0           21,282                   0              21,282
Global Retail Partners Funding, Inc.            0           85,134                   0              85,134
Linda Fayne Levinson                       10,000                0              10,000                   0

Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not applicable

Item 8. Identification and Classification of Members of the Group.

        See Exhibit 1

Item 9. Notice of Dissolution of Group.

        Not applicable

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     September 28, 1998
                                                ------------------------------
                                                           (Date)

                                                     /s/ Osamu Watanabe
                                                ------------------------------
                                                         (Signature)

                                                Osamu Watanabe/Vice President
                                                ------------------------------
                                                        (Name/Title)


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


                                 Exhibit 1

         Pursuant to Item 8, the members of the group that have filed this
Schedule 13G pursuant to Rule 13d-1(c) are:

         1    DLJ Capital Investors, Inc.
         2    Global Retail Partners, Inc.
         3    Retail Capital Partners, L.P.
         4    Global Retail Partners, L.P.
         5    DLJ Diversified Associates, LP
         6    DLJ Diversified Partners, Inc.
         7    DLJ Diversified Partners, L.P.
         8    DLJ Diversified Partners - A, L.P.
         9    GRP Partners, L.P.
         10   DLJ LBO Plans Management Corporation
         11   DLJ First ESC, L.P.
         12   Global Retail Partners Funding, Inc.
         13   Linda Fayne Levinson

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENT that I, LINDA FAYNE LEVINSON, hereby constitute and appoint Osamu Watanabe, from the date hereof until such time as this Power of Attorney is revoked in writing, to act as my true and lawful agent and attorney-in-fact, in my name and on my behalf to execute, consent to, swear to, acknowledge, file, amend and/or modify and deliver one or more filings on Schedule 13-G and any and all subsequent filings made by or on behalf of the Securities and Exchange Commission pursuant to the Securities Act and/or the Securities Exchange Act of 1934, as amended.

      IN WITNESS WHEREOF, the undersigned has executed this power of attorney this 28th day of September 1998.

LINDA FAYNE LEVINSON

/s/ Linda Fayne Levinson
-------------------------


                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENT that DLJ CAPITAL INVESTORS, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints Osamu Watanabe, from the date hereof until such time as this Power of Attorney is revoked in writing, to act as its true and lawful agent and attorney-in-fact with full power and authority, in the name of and on behalf of the Company to execute, consent to, swear to, acknowledge, file, amend and/or modify and deliver one or more filings on Schedule 13-G and any and all subsequent filings made by or on behalf of the Securities and Exchange Commission pursuant to the Securities Act and/or the Securities Exchange Act of 1934, as amended.

      IN WITNESS WHEREOF, the undersigned has executed this power of attorney this 29th day of September 1998.


DLJ CAPITAL INVESTORS, INC.

/s/ Marjorie White
--------------------------------------
by: Marjorie White/Corporate Secretary